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                                 EXHIBIT 10.14

            FORM OF LETTER AGREEMENT WITH DIRECTORS RELATING TO THE
             DEFERRAL OF DIRECTORS FEES AND CONVERSION INTO PHANTOM
                                  STOCK UNITS

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Dear:

This letter will serve to confirm our agreement with respect to the deferral of your Director's Fees (including the annual retainer, meeting fees and any other sums to be paid to you for service as a Director).

     1. Millipore Corporation ("Millipore" or the "Corporation") will on ________________, establish in your name a book reserve (the "Deferred Compensation Account"). During the continuance of your serving as a Director, Millipore will make the following credits to your Deferred Compensation Account:

          (a) On May 1, ____ and each May 1 thereafter for so long as you shall serve as a Director of Millipore the amount equal to your annual retainer payable on the date of the Annual Meeting of Stockholders.

          (b) On the first day of January, April, July, and October of each year, commencing _______________, an amount equal to all fees which would otherwise be payable to you in consideration of your attendance at any and all meetings of the Board of Directors of Millipore or any Committee thereof (regular or special on which you serve) which took place in the prior three (3) month period.

          (c) There shall also be credited to your Deferred Compensation Account on May 1 of each year any and all retainers to which you may in the future be entitled should you serve as a Chairman of a Committee of the Board of Directors of Millipore.

     2. On the first business day of January, April, July, and October of each year, commencing _____________, the amount in your Deferred Compensation Account will be converted into the whole number of phantom stock units based on the market price of Millipore Common Stock on said date (the "Purchased Units") and credited to your Account. No fractional phantom stock units will be credited.

     In accordance with the provisions of the Millipore Dividend Reinvestment Plan ("MDRP"), dividends declared on Millipore Common Stock shall also be credited to your Deferred Compensation Account in the form of Purchased Units.

     3. Title to and beneficial ownership of all Purchased Units, cash and other assets which may from time to time be credited to your Deferred Compensation Account shall at all times remain in the Corporation and you and your designated beneficiary shall not have any proprietary interest therein.

     4. The Purchased Units and the cash amount credited to your Deferred Compensation will be paid to you in cash as follows:

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     (a)  Upon retirement from the Board in ten (10) annual installments
     (rounded to the nearest whole Unit) due on the first day of each year starting with the year subsequent to retirement. The amount of each annual cash installment shall be calculated based upon a fraction the numerator of which is the then current market value of the Purchased Units to which you would otherwise be entitled if your Deferred Compensation Account contained actual shares of Millipore Common Stock (rather than Purchased Units) and the denominator of which is the number of annual installments then remaining under the Agreement.

     (b) If you should die after retirement and before the ten (10) annual installments are completed, the undistributed Purchased Units will continue to be paid in installments to your designated beneficiary in the same manner as set forth in subparagraph (a) above; and if your designated beneficiary shall die before a total of ten (10) such annual installments are completed, then the unpaid balance will be paid in a lump sum to the estate of such designated beneficiary based upon the current market value of the Purchased Units on such beneficiary's date of death.

     (c) If you should die before retirement from the Board, Millipore shall make one lump sum payment of the cash value of the Purchased Units to your designated beneficiary as soon as practicable based upon the market value of the Purchased Units on your date of death, unless Millipore shall have previously received written directions from you to make ten (10) annual payments to your designated beneficiary in the manner set forth in (a) above.

     (d) You may, of course, change your designated beneficiary at any time by giving Millipore written notice thereof and, if you fail to designate a beneficiary, all amounts payable under 4(b) and 4(c) shall be paid to your estate.

     5. You may at any time on written notice, terminate this agreement as to the deferral of all fees to be earned subsequent to said notice of termination; however, all Purchased Units and any amounts in your Deferred Compensation Account shall remain therein and be paid to you in accordance with the provisions of paragraph 4 hereof.

     6. Nothing contained herein shall create a trust or escrow account of any kind between you and Millipore. All Purchased Units and all funds which are subject to this Agreement shall continue for all purposes to be part of the general funds of Millipore.

     7. This Agreement shall be binding upon Millipore and its successors and assigns. Your interest in your Deferred Compensation Account may not be assigned, pledged or hypothecated.

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Your signature in the space provided below constitutes your acceptance of, and willingness to be bound by, the foregoing.

Very truly yours,

MILLIPORE CORPORATION


By:__________________________
     Vice President

Agreed to and accepted this _____ day of __________________, _____.

____________________________           Social Security

Number:______________________

Beneficiary:____________________